Exhibit 99.1

Citadel Broadcasting Corporation

FOR IMMEDIATE RELEASE

CITADEL BROADCASTING NOTIFIED BY NYSE OF NON-COMPLIANCE WITH

MINIMUM MARKET CAP CONTINUED LISTING STANDARDS

Las Vegas, Nevada, December 2, 2008 — Citadel Broadcasting Corporation (NYSE:CDL) announced today that the Company received a notice that it has fallen below the continued listing criteria related to minimum average market capitalization, over a 30 day trading period, for the New York Stock Exchange (“NYSE”). Under NYSE rules, the Company intends to submit a business plan within 45 days demonstrating how the Company will regain compliance with this standard. Although the Company intends to cure its deficiency and to return to compliance with the NYSE continued listing requirements, there can be no assurance that it will be able to do so. If NYSE accepts the plan, the Company will be subject to quarterly monitoring for compliance with the plan. However, if NYSE does not accept the plan, then the Company will be subject to suspension and delisting procedures.

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 165 FM and 58 AM stations in the nation’s leading markets, in addition to the ABC Radio Network business, which is one of the three largest radio networks in the United States. For more information visit www.citadelbroadcasting.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citadel Broadcasting Corporation’s filings with the Securities and Exchange Commission.

Contact:	Citadel Broadcasting Corporation
Patricia Stratford (212) 887-1670